UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2015

American Realty Capital Healthcare Trust III, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196302	38-3930747
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 14, 2015, following the completion of its due diligence review of two adjacent medical office buildings located in Lawrenceville, Georgia (the “Philip Professional Center”), American Realty Capital Healthcare Trust III, Inc. (the “Company”) assumed the obligations of its sponsor, American Realty Capital VII, LLC (the “Sponsor”) and, through a wholly-owned subsidiary of its operating partnership, finalized the prerequisite conditions to acquire the Philip Professional Center pursuant to the agreement for purchase and sale of real property (the “Agreement”) dated June 22, 2015 by and between the Sponsor and ICM VI – Philip Centre, LP (the “Seller”). The foregoing description of the Agreement is a summary and is qualified in its entirety by the terms of the Agreement. The Company will file the Agreement as an exhibit to its next quarterly report on Form 10-Q.

The description of the Philip Professional Center set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On August 14, 2015, the Company, through a wholly-owned subsidiary of its operating partnership, acquired the fee simple interest in the Philip Professional Center for an aggregate contract purchase price of $9.0 million, exclusive of closing costs. The Seller has no material relationship with the Company or any of its affiliates, or any director or officer of the Company or any associate of any such director or officer.

The Company funded the acquisition of the Philip Professional Center with $3.9 million in proceeds from its ongoing initial public offering of common stock and the assumption of $5.1 million in existing mortgage debt as discussed in Item 2.03 of this Current Report of Form 8-K. At closing, the Company paid an acquisition fee of $0.1 million to the Company’s advisor, American Realty Capital Healthcare III Advisors, LLC.

The Philip Professional Center contains 31,483 rentable square feet and was 93.9% leased to five tenants as of the date of acquisition. The leases for Building 100 of the Philip Professional Center are net whereby the tenants are required to pay their proportionate share of operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease for Building 200 of the Philip Professional Center is gross whereby rent is inclusive of operating expenses allocable to the premises. The following table provides information related to lease commencement and termination dates, rentable square feet, annualized cash rental income, rental escalations and renewal options for the Philip Professional Center:

Tenant	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Cash Rental Income	Rental Escalations	Renewal Options
United States of America	August 2012	August 2032	15,601	$0.4 million	1.6% annually	None
Kaiser Foundation Health Plan of Georgia, Inc.	March 2010	August 2020	7,948	$0.1 million	2.5% annually	One five-year option
Benchmark Rehabilitation Partners, LLC	January 2009	December 2018	2,224	$41,000	3.0% annually	None
Georgia Pain and Wellness, LLC	December 2013	October 2019	2,173	$37,000	2.5% annually	Two five-year options
Georgia Interventional Pain LLC	June 2014	October 2019	1,609	$27,000	2.5% annually	Two five-year options

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Assumed Mortgage Debt

The Philip Professional Center is encumbered by an existing mortgage pursuant to a deed to secure debt, assignment of leases and rents and security agreement, dated as of September 26, 2012 (the “Mortgage,” and together with the other loan documents securing or evidencing the loan, collectively, the “Loan Documents”), by and between the Seller, as borrower, and RGA Reinsurance Company, as lender (the “Lender”). In connection with the Company’s acquisition of the Philip Professional Center, the Company, the Seller, certain guarantors and the Lender entered into a Consent and Assumption Agreement with Release (the “Assumption Agreement”). Pursuant to the Assumption Agreement, the Company assumed the obligations of the Seller under certain Loan Documents from and after the closing date and the Lender consented to the transfer of the Property to the Company.

At closing, the Company assumed a promissory note having an original principal amount of $5.2 million (the “Note”). At the time of acquisition the Note had a balance of $5.1 million. The Note requires a payment of monthly principal and interest with all principal outstanding being due on the maturity date in October 2019. The Note bears interest at 4.0% per annum. The Note may be prepaid in full with 30 days’ prior written notice, with prepayment consideration equal to the greater of (i) 1% of the prepaid amount or (ii) the amount by which the present value of scheduled monthly payments on the prepaid indebtedness exceeds the prepaid amount. The Note is prepayable in full without premium during the 180 day period preceding the maturity date. In the event of a default under the Loan Documents, the Lender has the right, among other remedies, to declare the unpaid principal balance of the Note to be immediately due and payable, together with all accrued interest thereon, all costs of collection and all other charges due and payable by the Company under the Loan Documents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

Date: August 20, 2015	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer, President and Secretary